ASSET PURCHASE AGREEMENT

                                  by and among

                             silverzipper.com, inc.,

                           its wholly owned subsidiary

                           SILVERZIPPER INTERNET, inc.
                                  as Purchaser,
                                       and
                             GREEK CENTRAL.COM, INC.
                                    as Seller



                              Dated: March 2, 2000

     ASSET PURCHASE AGREEMENT dated as of the 2nd day of March, 2000 (this "Agreement") by and among silverzipper.com, Inc. a Nevada corporation ("silverzipper"), Silverzipper Internet, Inc. a Florida corporation, and a wholly owned subsidiary of silverzipper ("Purchaser"), and GreekCentral.com, Inc., a Florida corporation, ("Seller").

                                    RECITALS

     Seller  is  engaged  in  the  business  of  designing   and  operating  the
"greekcentral.com" website and marketing and distributing merchandise on such website, among other matters (the "Business").

     Seller desires to sell the Business and substantially all of the assets and properties related thereto to Purchaser, and Purchaser desires to acquire the Business and such related assets and properties, upon the terms, in the manner and subject to the conditions hereinafter set forth. Purchaser is a wholly owned subsidiary of silverzipper.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                         PURCHASE AND SALE OF THE ASSETS

     SECTION 1.1. The Closing. The sale and transfer of the Assets (as defined herein) and the consummation of all of the other transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Ruskin, Moscou, Evans & Faltischek, P.C., 170 Old Country Road, Mineola, New York 11501 at 1:30 p.m., Eastern Standard Time, on the date hereof unless Purchaser and Seller mutually agree upon another method, time and place (the "Closing Date"). At the Closing, Seller and Purchaser shall deliver the payments, certificates, instruments and other documents required to be delivered under Article VI hereof.

     SECTION 1.2. Purchase and Sale of the Assets. At the Closing, Seller shall sell, assign and transfer to Purchaser, free and clear of all liens, pledges, security interests, mortgages, claims, debts, charges, agreements or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, the "Encumbrances") except as expressly assumed by Purchaser as provided herein, all of its assets, property, rights, privileges and interests, whether tangible or intangible, real, personal or mixed, that are held or leased or used in connection with the Business, other than the Excluded Assets as defined in
Section 1.3 below (collectively the "Assets"). The Assets shall include, without limitation, all of Seller's rights and interests in its:

     (a) tangible personal property, including, without limitation, work in process, inventory, furniture and equipment;

     (b)  real property, if any, including, without limitation, fixtures;

     (c) leasehold interests, which may require landlords' consents, which consents will be delivered at Closing;

     (d) contracts (to the extent they are Assumed Liabilities, as hereinafter defined);

     (e)  licenses and permits, some of which may require consent to assignment;

     (f) patents, trademarks and all associated goodwill, trade secrets, know how, copyrights, moral rights, and all other intellectual property of every description, including without limitation, all proprietary rights in any and all of Seller's websites; and all urls owned or controlled by or registered to or on behalf of Seller including, without limitation, the url Greekcentral.com;

     (g)  prepaid expenses;

     (h)  accounts receivable;

     (i)  customer lists and account information;

     (j)  proprietary and confidential information;

     (k)  goodwill;

     (l)  copies of files, books and records; and

     (m)  the proceeds under all insurance policies and claims therefor.

     SECTION 1.3. Excluded Assets. The following assets of Seller are expressly excluded from the Assets and shall not be sold, assigned, transferred or delivered to Purchaser hereunder (collectively, the "Excluded Assets"):

     (a) the corporate minute books and stock record books of Seller;

     (b) any rights Seller may have to enforce the obligations of Purchaser pursuant to this Agreement and any and all agreements, certificates, instruments and other documents related to this Agreement (collectively the "Related Documents");

     (c) the books of account and any other corporate records of Seller; and

     (d) the issued and outstanding capital stock and other securities of Seller.

     SECTION 1.4. Assumed Liabilities. Except as set forth on Schedule 1.4 (the "Assumed Liabilities"), at the Closing, Purchaser shall assume no obligations and liabilities of Seller of any description whatsoever.

     SECTION 1.5. Excluded Liabilities. Except for the Assumed Liabilities specifically set forth on Schedule 1.4, neither Purchaser nor silverzipper shall assume or be deemed to have assumed any debts, liabilities or obligations of any kind, character or nature, whether known or unknown, fixed, contingent, absolute or otherwise, arising or made prior to, on or after the Closing Date, of Seller and its affiliates, or relating to or arising from the Assets or the conduct of the Business on or prior to the Closing Date (each an "Excluded Liability" and collectively, the "Excluded Liabilities") as a result of or in connection with Purchaser's purchase of the Assets or its consummation of the transaction contemplated by this Agreement. From and after the Closing, Seller shall discharge and satisfy all Excluded Liabilities in a timely manner as the same become due.

                                   ARTICLE II.
                           CONSIDERATION FOR TRANSFER

     SECTION 2.1.  Purchase Price.  Subject to any decrease  required by Section
2.3 of this Agreement, the purchase price to be paid by Purchaser in consideration of the sale, assignment, transfer and delivery by Seller of the Assets and the other transactions contemplated by this Agreement (the "Purchase Price") shall be 550,000 shares (the "Subject Shares") of restricted common stock par value $.001, of silverzipper ("silverzipper Common Stock").

     SECTION 2.2. Payment of the Purchase Price. At the Closing, Purchaser shall deliver the Subject Shares to the Seller, or if requested by the Seller, pro-rata to its stockholders of record as of the Closing Date, provided the Purchaser receives an investment representation from each such stockholder in form and substance reasonably satisfactory to counsel for silverzipper.

     SECTION 2.3. Working Capital Determination. The Purchase Price shall be decreased by an amount equal to Seller's working capital deficit, if any, in excess of $125,000 ("Section 2.3 Deficit"), calculated on the day immediately prior to the Closing Date (the "Section 2.3 Deficit Determination"). If there is a Section 2.3 Deficit, the number of Subject Shares shall be reduced by the number of whole shares resulting from dividing the Section 2.3 Deficit by the sum of $5.00. The Section 2.3 Deficit Determination shall exclude a $50,000 loan made by silverzipper to the Seller.

     If the Section 2.3 Deficit Determination cannot be made by the parties, no adjustment shall be made at closing, 50,000 of the Subject Shares shall be held in escrow by counsel to Purchaser, and the Subject Shares thus held shall be delivered to the Seller and/or the Purchaser within two (2) business days of the
Section 2.3 Deficit Determination is made by silverzipper's independent public accountants, which determination shall be binding on the parties. The Section
2.3 Deficit Determination shall be made within fifteen (15) business days after closing.

     SECTION 2.4. Purchase Price Protection. If, at the time the Subject Shares held by the person to which the same were originally issued (which term includes only (i) Seller, (ii) a stockholder of record of Seller on the Closing Date or
(iii) the spouse or children of such a stockholder), may be sold by virtue of Rule 144, registration or otherwise, in the written opinion of counsel to silverzipper provided to such person, without Securities Act of 1933 restrictions (the date thereof being referred to as the "Unrestricted Date"), the market value of the Subject Shares then held by such person, is less than $5.00 per share (as appropriately adjusted for stock splits, dividends, combinations and reorganizations), such person will then be entitled to that number of additional shares of silverzipper Common Stock, valued at the average closing market price for the five trading days ending on the Unrestricted Date (the "UD Value"), equal in value to the shortfall. silverzipper agrees to reserve a sufficient number of authorized but unissued shares of silverzipper Common Stock for such purpose.

     SECTION 2.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.5 of the Disclosure Schedule prepared by Purchaser. Purchaser and Seller agree (a) that any such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations promulgated thereunder; (b) to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs; and (c) that neither party shall take a position on any income, transfer or gains tax return, before any Governmental or Regulatory Authority (as hereinafter defined) charged with the collection of any such tax or in any Action or Proceeding (as hereinafter defined), that is in any manner inconsistent with the terms of any such allocation without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

     SECTION 2.6. Payment of an Assumed Liability At the Closing the Purchaser shall pay $100,000 of a $300,000 Assumed Liability and deliver an undertaking in form reasonably acceptable to the Seller for the payment of the balance of such Assumed Liability.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to silverzipper and Purchaser, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and as of the Closing Date, as follows:

            SECTION 3.1. Organization and Qualification; Investments.

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite power and authority to own the Assets, lease its properties, and to conduct the Business as it is presently conducted. Seller is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts the Business, which jurisdictions are set forth on Schedule 3.1(a) of the Disclosure Schedule.

     (b) Other than as set forth in Schedule 3.1(b) of the Disclosure Schedule, Seller does not have any affiliates or hold any direct or indirect equity investments in other businesses, joint ventures, partnerships or other persons. None of the entities set forth in Schedule 3.1(b) of the Disclosure Schedule has any business, interests, revenues, or expenses that relate in any manner to the Business.

     (c) Seller has delivered to Purchaser complete copies of its articles of incorporation and by-laws including all amendments to date.

     SECTION 3.2. Authorization. Seller has full corporate power and authority to perform the transactions contemplated by this Agreement. Seller's execution and delivery of this Agreement and the Related Documents and its performance of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by Seller's board of directors and, where applicable, its stockholders. This Agreement and the Related Documents have been duly and validly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

     SECTION 3.3. No Violation. Neither the execution and delivery of this Agreement or the Related Documents by Seller and the performance of its obligations hereunder and thereunder, will:

     (a) violate or result in any breach of any provision of any Seller's certificate of incorporation or by-laws;

     (b) except as set forth on Schedule 3.3(b) of the Disclosure Schedule violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of Seller or otherwise) any obligation under, or result in the loss of any benefit under, any agreement to which Seller is a party, or give rise to the creation of any Encumbrance upon any of the Assets; or

     (c) violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("Governmental Authority") applicable to Seller, the Business or any of the Assets.

     SECTION 3.4. Ownership. All shares of capital stock or securities of Seller, are held of record and beneficially by the persons set forth on disclosure Schedule 3.4 in the amounts set forth next to each person's name.

     SECTION 3.5. Consents and Approvals. Except as listed on Schedule 3.5 of the Disclosure Schedule, no filing or registration with, no notice to, and no permit, authorization, consent or approval of any Governmental Authority or any other person is necessary for Seller to execute and deliver this Agreement and the Related Documents or to enable Purchaser after the Closing to continue to conduct the Business as presently conducted.

     SECTION 3.6. Financial Statements. Seller has delivered to Purchaser the unaudited financial statements of Seller as of February 14, 2000 (the "Financial Statements"), which Financial Statements include Seller's unaudited balance sheet as of February 14, 2000 and Statement of Operations from April 1, 1999 through February 14, 2000. The Financial Statements are accurate in all material respects and fairly present the financial condition of Seller as of the date thereof and the results of the operations of the Business for the period indicated. A copy of the Financial Statements is attached hereto as Schedule 3.6 of the Disclosure Schedule.

     SECTION 3.7.  Absence of  Undisclosed  Liabilities.  Except as set forth on
Schedule 3.7 of the Disclosure Schedule, Seller has no material liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due) nor loss contingency, except as reflected on the Financial
Statements or incurred after the date thereof only in the ordinary course of business, and Seller has no knowledge of any valid basis for the assertion of any material liability or loss contingency except as set forth in the Financial Statements.

     SECTION 3.8. Absence of Certain Changes. Since February 14, 2000, Seller has conducted the Business in the usual ordinary course, and, without limiting the generality of the foregoing, since February 14, 2000 there has not been:

     (a) any change in condition of any character in the Assets including, without limitation, the financial condition, results of operations or prospects of the Business which, individually or in the aggregate, had or could reasonably be expected to have a material adverse effect on the revenues, financial condition, results of operations, properties, assets or prospects of Seller (a "Material Adverse Effect");

     (b) any capital expenditure or commitment therefor in excess of $10,000 individually or $25,000 in the aggregate;

     (c) any sale, lease, license, Encumbrance or other transfer or disposition of any material assets or properties of Seller except in the ordinary course of business;

     (d) any forgiveness or cancellation of any debts or claims, or, except in the ordinary course, any discharge or satisfaction of any Encumbrance or payment of any liability or obligation, of Seller, except as expressly set forth herein;

     (e) any change in Seller's credit practices or any creation or assumption of indebtedness for money borrowed, or any making of loans, advances or capital contributions except in the ordinary course of business;

     (f) (i) any increase in the rate or terms of compensation (including termination and severance pay) payable or to become payable by Seller to its directors, officers, employees or agents (except for normal increases which are consistent with past practices), or any increase in the rate or terms of any bonus, insurance, pension or other Benefit Plan (as hereinafter defined), or any program or arrangement made to, for or with any such directors, officers, employees or agents, or (ii) any entry by Seller into any employment, profit sharing, compensation, severance or termination agreement with any such person;

     (g) any entry into or commitment to enter into any material contract by Seller or any material change or amendment to any material contract, or any entry into any or commitment to enter into any contract with an affiliate of Seller;

     (h) any damage, destruction or loss to the properties or assets owned, leased or used by Seller, whether or not covered by insurance, which materially adversely affected the operations of the Business;

     (i) any material change by Seller in its financial or tax accounting principles or methods;

     (j) any acquisition (by merger, consolidation or acquisition of stock or assets) by Seller of any business entity or division or assets thereof;

     (k) any failure to maintain the books, accounts and records of Seller in the usual, regular and ordinary manner on a basis consistent with prior practice;

     (l) any change made or authorized in Seller's certificate of incorporation or by-laws;

     (m) any material failure by Seller to preserve its goodwill with suppliers, customers and others with which it has business relationships and to maintain its business, employees, licenses and operations consistent with past practices;

     (n) any material affiliate relationship by Seller;

     (o) any resignation or termination of employment of any employee of Seller and Seller has no knowledge of any such impending resignation; or

     (p) any purchase order with any customer in excess of Ten Thousand Dollars ($10,000).

     SECTION 3.9. Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedule, there is no action, dispute, suit, litigation, hearing, inquiry, proceeding, arbitration or investigation pending or threatened against Seller or any of its properties, assets or rights, before any court, arbitrator or Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Authority outstanding against, and unsatisfied by, Seller (any of the foregoing being herein referred to as "Existing Litigation"), nor does Seller know of any fact or condition which could reasonably be expected to serve as a basis for the assertion of any such action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation which could reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by Seller pending or that Seller intends to initiate or is considering initiating.

     SECTION 3.10. Title to Assets. Except as set forth in Schedule 3.10 of the Disclosure Schedule, Seller has good and marketable title to all of the properties and assets used in the conduct of the Business or reflected in the Financial Statements as owned by it, free and clear of any and all liens or Encumbrances (except for those properties or assets disposed of in the ordinary course of business). Schedule 3.10 of the Disclosure Schedule lists all of the properties and assets used in the Business that are individually or in the aggregate material to Seller which are not owned by Seller. Except as set forth in Schedule 3.10 of the Disclosure Schedule, all of the Assets are located at Seller's facilities at 1141 South Rogers Circle, Suite 3, Boca Raton, FL 33487.

     SECTION 3.11. [Intentionally Omitted]

     SECTION 3.12. Contracts.

     (a) Schedule 3.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all of the contracts, agreements and arrangements, whether written or oral, formal or informal, which relate to the Assets, (except for
Ordinary Course Contracts and Debt Contracts) which involve (i) obligations (contingent or otherwise) of, or payments to, Seller in excess of Ten Thousand Dollars ($10,000) or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Seller (iii) provisions materially restricting or materially affecting the development, distribution or provision of the products or services of Seller, (iv) indemnification by Seller or (v) obligations of Seller which are not terminable by Seller upon no more than ninety (90) days' notice (sometimes hereinafter collectively referred to as the "Material Contracts"). The Material Contracts also include contracts, agreements and arrangements to purchase capital equipment, non-competition agreements, profit sharing, employment, consulting and agency agreements. "Ordinary Course Contracts" shall mean those contracts entered into in the ordinary course of business by Seller until the Closing Date including only trade payables, open purchase orders, and supplier agreements. The Material Contracts and Ordinary Course Contracts were negotiated at arms' length and in good faith on the part of Seller.

     (b) Schedule 3.12(b) of the Disclosure Schedule sets forth a complete and accurate list of all guarantees, loans or other financing agreements pursuant to which Seller is or may be liable as guarantor, obligor or payor or otherwise for the payment of money or guarantee of such payment (the "Debt Contracts").

     (c) Other than as set forth in Schedule 3.12(c) of the Disclosure Schedule, Seller is not in default with respect to any material obligation to be performed under any Material Contract, Ordinary Course Contract or Debt Contract, and each other party to a Material Contract, Ordinary Course Contract or Debt Contract is, to the best knowledge of Seller not in default with respect to any material obligation to be performed thereunder.

     (d) Except as set forth in Schedule 3.12(d) of the Disclosure Schedule, no consent by, notice to or approval from any third party is required under any of the Material Contracts, Ordinary Course Contracts or Debt Contracts as a result of or in connection with the execution, delivery or performance of this Agreement and/or the Related Agreements or the consummation of the transactions contemplated herein.

     SECTION 3.13. Employee Benefit Plans; Labor Relations.

     (a) Schedule 3.13(a) of the Disclosure Schedule contains a complete and accurate list of each employee benefit plan, program, agreement or arrangement, whether written or oral, covering employees, former employees or directors of Seller, or providing benefits to such persons in respect of services provided to Seller (collectively, the "Benefit Plans"). Schedule 3.13(a) of the Disclosure
Schedule indicates which of the Benefit Plans is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and which of the Benefit Plans is subject to
Section 302 or Title IV of ERISA.

     (b) With respect to each Benefit Plan, Seller heretofore delivered to Purchaser accurate and complete copies of such Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, a description thereof), and, if applicable, (i) any related trust or other funding vehicle, and (ii) any reports or summaries required under ERISA and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended ("Code").

     (c) As of the date hereof, except as set forth in Schedule 3.13(c) of the Disclosure Schedule, Seller is not a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and there is no activity or proceeding of any labor organization or employee group to organize any such employees.

     (d) Schedule 3.13(d) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of Seller, including each employee on leave of absence: name, job title; current compensation paid or payable and any change in compensation since January 1, 1999; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan. To the best of Seller's knowledge no current officer or director or employee of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director or any other person that in any way materially adversely affects the performance of his or her duties as an employee or officer or director of Seller or the ability of Seller to conduct the Business.

     SECTION 3.14. Taxes.

     (a) Except as set forth in Schedule 3.14(a) of the Disclosure Schedule, Seller has:

     (i) timely filed or caused to be filed with appropriate governmental agencies or departments all Federal, state, local and foreign returns (the "Tax Returns") for Taxes (as hereinafter defined) required to be filed by it;

     (ii) made available to Purchaser complete and accurate copies of such Tax Returns for the past three (3) years; and

     (iii) paid or caused to be paid all Taxes (including any additions or penalties if any) required to be paid in respect of the periods for which its Tax Returns are due, and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods up to and including the Closing Date.

     (b) Seller is not a party to any action, suit or proceeding by any Governmental Authority for the assessment or collection of Taxes, nor has any claim or assessment for collection of Taxes been asserted against any of them, and there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes that might result in a determination the effect of which could have a Material Adverse Effect.

     (c) The Tax Returns are complete and accurate in all material respects, and the calculations and deductions set forth therein have been made, in all respects, in compliance with all applicable Tax statutes, laws, rules and regulations. Seller's Tax Returns have not been audited by the Internal Revenue Service or by comparable state or local agencies.

     (d) The term "Tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States Federal, state or local and foreign or other taxing department or authority on Seller (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other person), and including, but not limited to, those related to income, gross receipts, gross income, sales, use, excise, occupation, services, leasing, valuation, transfer, license, customs duties or franchise.

     SECTION 3.15. Environmental Matters.

     (a) Except as disclosed in Schedule 3.15(a) of the Disclosure Schedule, to the best knowledge of Seller, there are no Hazardous Substances on, in, or under any property or buildings currently or formerly owned, leased or operated by Seller (the "Seller Facilities") the presence of which could reasonably be expected to result in a Material Adverse Effect.

     (b) Except as disclosed in Schedule 3.15(b) of the Disclosure Schedule, (i) Seller is in full compliance with all Environmental Laws, (ii) Seller has obtained all material permits required under any Environmental Law, and (iii) Seller does not have knowledge of any notice of any suit, litigation, arbitration, hearing, investigation, dispute or other action (whether civil, criminal, administrative or investigative) brought by or before any court, Governmental Authority or arbitrator relating to (A) any alleged noncompliance with any requirement of any Environmental Law or (B) the presence or alleged presence of Hazardous Substances in, under, or upon Seller Facilities or upon the properties of any sites to which any of Seller's waste has been transported, whether for disposal or for any other purpose, and whether against Seller or any of the assets or properties of Seller, and Seller has no knowledge of any basis for any such notice or actions.

     (c) For purposes of this Agreement (i) "Hazardous Substances" means any wastes, substances, or materials (whether solids, liquids or gases) that are defined or regulated as hazardous or toxic under any Environmental Law, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in any Environmental Laws. "Hazardous Substances" includes, without limitation, polychlorinated biphenyls (PCBs), asbestos, lead-based paints and petroleum and petroleum products, and (ii) "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss. 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Resources Conservation and Recovery Act, 42 U.S.C. ss. 9601 et seq.; the Clean Water Act, 33 U.S.C. ss. 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq., each as amended; or any other applicable federal, state, or local laws, regulations, ordinances, decrees, rules, judgments, orders or directives now or hereinafter in effect relating to the protection of human health, safety or the environment, or otherwise relating to Hazardous Substances generation, production, use, storage, treatment, transportation or disposal.

     SECTION 3.16. Compliance with Applicable Laws; Permits and Licenses.

     (a) Schedule 3.16(a) of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business. Except as set forth in Schedule 3.16(a) of the Disclosure Schedule, Seller properly holds, and at all relevant times has held, all material licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business, and the Business is not being and, during the relevant statute of limitations period, has not been conducted, to the best knowledge of Seller, in material violation of any provision of any material federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval ("Law") applicable to it.

     (b) Except as set forth in Schedule 3.16(b) of the Disclosure Schedule, Seller has not received any notification of any failure by Seller to comply with any Law applicable to it.

     SECTION 3.17. Absence of Questionable Payments. Neither Seller nor any directors, officers, employees or agents thereof, acting on behalf of the Business, nor any other person acting on their behalf on behalf of the Business:

     (i) has made any political contributions in violation of Law;

     (ii) has received any payments, services or gratuities which were not legal to receive or which Seller or such persons should have known were not legal for the payor or the provider to make or provide; or

     (iii) has made any unlawful payments or given or agreed to give any gift or similar benefit of more than nominal value to governmental officials in their individual capacities for the purpose of assisting Seller in securing or retaining any business opportunity, contract, permit or license or in conducting its usual and customary operations or in clearing the shipment of goods through customs in any country.

     SECTION 3.18. Brokers' Fees and Commissions. Except as set forth on Disclosure Schedule 3.18, neither Seller nor any of its directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

     SECTION 3.19. Proprietary Rights.

     (a) Set forth in Schedule 3.19(a) of the Disclosure Schedule is a complete and accurate list of all patents, patent applications, copyrights, trademarks, trade names, websites, including sub-pages, urls and other intellectual property in which Seller has proprietary rights (hereinafter referred to as the "Proprietary Rights").

     (b) The use of the Proprietary Rights does not infringe upon the rights of any other person or entity, whether or not registered, patented or copyrighted. Seller has not received any notice of a claim of such infringement nor, to the best knowledge of Seller, were any such claims the subject of any action, suit or proceeding involving Seller. All fees in connection with the same, if any, are fully paid, and rights dependent in such payments are in full force and effect.

     (c) Seller has no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

     (d) Except as set forth in Schedule 3.19(d) of the Disclosure Schedule, there are no licenses, sublicenses or agreements relating to (i) the use by third parties of the Proprietary Rights or (ii) the use by Seller of the Proprietary Rights, and, to the best knowledge of Seller, there is no party with an adverse interest or claim affecting any of the Proprietary Rights.

     (e) Schedule 3.19(e) of the Disclosure Schedule identifies (i) all of the software and computer databases (collectively, the "Computer Systems") that are used in the conduct of the Business, (ii) whether such Computer Systems are owned or licensed by Seller and, (iii) if licensed, the name of such licensor. Except as set forth on Schedule 3.19(e) of the Disclosure Schedule, Seller has all legal right to use the Computer Systems as they are currently being used, and Purchaser will continue to have the legal right to use the Computer Systems in this manner following the consummation of the transactions contemplated herein. The use of the Computer Systems does not infringe upon the rights of any other person or entity, nor has Seller received any notice of a claim of such infringement. Except as set forth on Schedule 3.19(e) of the Disclosure Schedule, there are no licenses, sublicenses or other agreements relating to the use of the Computer Systems by Seller or third parties. Except as set forth on
Schedule 3.19(e) of the Disclosure Schedule, the Computer Systems function with dates of January 1, 2000 and beyond ("Millennium Dates") in the same manner as such Computer Systems operate with pre-Millennium Dates, including, without limitation, as relates to the input, storage, calculation, transmission, display, retrieval, processing and printing of Millennium Dates, and that the Computer Systems will accurately and simultaneously process both pre-Millennium Dates and Millennium Dates.

     SECTION 3.20. Accounts Receivable; Payables.

     (a) Except as set forth in Schedule 3.20 of the Disclosure Schedule, all outstanding accounts and notes receivable reflected on the Financial Statements were incurred in the ordinary course of business by Seller (collectively, the "Closing Accounts Receivable"), are due and valid claims against account debtors for goods or services delivered or rendered, and subject to no defenses, offsets or counterclaims, except as specifically reserved against in such balance sheets. The accruals or reserves reflected in the Financial Statements reflect Seller's historical bad debt experience. Except as set forth in Schedule 3.20 of the Disclosure Schedule, all Accounts Receivable arose in the ordinary course of business. Except as set forth in Schedule 3.20 of the Disclosure Schedule, no Accounts Receivable are subject to prior assignment or other Encumbrance. Except as reflected in such Financial Statements or Schedule 3.20 to the Disclosure Schedule, Seller has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise through the date of the Financial Statements.

     (b) All obligations of Seller for money owed, whether in respect of the payment for goods and services, pursuant to financing arrangements or otherwise, have been fully reflected in the Financial Statements or were incurred in the ordinary course of business.

     SECTION 3.21. Insurance. Schedule 3.21 of the Disclosure Schedule sets forth a complete and accurate list (including the name of the insurer, name, address and telephone number of the insurance broker or agent, type of coverage, premium, policy number, limits of liability for personal injury and property damage and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds, other than bonds for excise taxes and custom duties provided in the ordinary course of business (collectively the "Insurance Policies") maintained by Seller or for which Seller is a named insured. All of the Insurance Policies have been issued under valid policies or binders for the benefit of Seller, and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises with operations similar to those of Seller. All of the Insurance Policies are currently valid, issued, outstanding and enforceable, and each of the Insurance Policies shall remain in full force and effect at least through the respective expiration dates set forth in Schedule 3.22 of the Disclosure Schedule, except that Seller does not represent that such policies are assignable.. There are no pending or asserted claims against any Insurance Policy as to which any insurer has denied liability, and there are no claims under any Insurance Policy that have been disallowed or improperly filed.

     SECTION 3.22. Real Estate.

     (a) Seller does not own any real property.

     (b) Schedule 3.22(b) of the Disclosure Schedule sets forth a complete and accurate list of all real property leased or subleased by or on behalf of Seller (the "Real Estate Leases"). Seller has been in peaceable possession of the premises covered by the Real Estate Leases since the commencement date of the original term of such Real Estate Lease. Other than as set forth on Schedule 3.23(b) of the Disclosure Schedule, Seller has delivered to Purchaser accurate, correct, and complete copies of the Real Estate Leases, as amended, which leases, as amended, are in full force and effect and constitute valid and binding obligations of the respective parties thereto. There have not been and there currently are not any material defaults under said leases by Seller, and to the best of Seller's knowledge, any other party, and no event has occurred which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder entitling the landlord to terminate the lease. Subject to obtaining the consents as set forth in the Disclosure Schedule, the continuation, validity, and effectiveness of all such leases under the current rentals and other current material terms thereof will in no way be affected by the transactions contemplated by this Agreement.

     SECTION 3.23.  Transactions with Insiders.  Except as set forth in Schedule
3.23 of the Disclosure Schedule, no Insider (as hereinafter defined): (i) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of Seller, or otherwise has a business relationship with Seller; (ii) has pending or has threatened any action, suit, proceeding or other claim against or owes any amount to, or is owed any amount by Seller, other than for amounts accrued in the ordinary course of employment;
(iii) has any interest in or owns any property or right used in the conduct of the operations of the Business; (iv) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of Seller, which loans, debts or guarantees are now outstanding or will be outstanding on the Closing Date; or (v) is a party to any material contract, lease, agreement, arrangement or commitment, whether oral or written, express or implied, concerning the operations of the Business (other than employment agreements listed in any schedule to the Disclosure Schedule). The term "Insider" shall mean Seller or any director, officer, employee, agent or stockholder of Seller or any member of the immediate family of any such person or any corporation, partnership, trust or other entity in which Seller, or any director, officer, employee, agent or stockholder of Seller or any family member of any such person has a five percent (5%) or greater interest or is a director, officer, employee, agent, joint venturer or partner or trustee. The term "Insider" also shall include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

     SECTION 3.24. Regulatory Reports. To the best of Seller's knowledge, Seller has filed all reports, registrations and statements the failure of which could have had a Material Adverse Effect, together with any amendments required to be made with respect thereto, that it was required to file in the last five (5) year period with any Governmental Authority, and has paid all fees or assessments due and payable in connection therewith.

     SECTION 3.25. Customers of Seller. Except as set forth on Schedule 3.25 of the Disclosure Schedule, Seller does not know of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated herein) which would materially adversely affect the relationship of Seller with its customers.

     SECTION  3.26.  Powers  of  Attorney;  Guaranties.  Except  as set forth on
Schedule 3.26 of the Disclosure Schedule, each Seller has not granted any power of attorney, revocable or irrevocable, that currently remains outstanding, nor does there exist any obligation or liability on the part of Seller, either actual, accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any person, firm, organization or other entity.

     SECTION 3.27. Website. Schedule 3.27 of the Disclosure Schedule sets forth available data for the past six months concerning visits to Seller's website.

     SECTION 3.28. Accuracy of Representations. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

     SECTION 3.29. Seller's Knowledge. The "Seller's knowledge" or "the best of Seller's knowledge" shall mean the knowledge of any director, officer or managerial employee, and shall include information which such individuals actually knew or should have known through the performance of the duties of such individuals in a manner that is customary in the industry.


                                   ARTICLE IV.
          REPRESENTATIONS AND WARRANTIES OF SILVERZIPPER AND PURCHASER

     silverzipper   and  Purchaser  hereby  represent  and  warrant  to  Seller, severally, and not jointly, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and as of the Closing Date, as follows:

     SECTION 4.1. Organization and Qualification. silverzipper and Purchaser are corporations duly organized, validly existing and in good standing under the laws of their states of incorporation, with all requisite power and authority and legal right to own assets, to lease properties, and to conduct its business as presently conducted.

     SECTION 4.2. Authorization. silverzipper and Purchaser have full corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the transactions contemplated herein which are their respective obligations. The execution and delivery of this Agreement and the Related Documents by silverzipper and Purchaser and the performance by silverzipper and Purchaser of their respective obligations hereunder have been duly authorized by all requisite corporate action. This Agreement and the Related Documents have been duly and validly executed and delivered by silverzipper and Purchaser and constitute the legal, valid and binding obligation of silverzipper and Purchaser, respectively, enforceable against silverzipper and Purchaser in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, or similar laws relating to creditors' rights and remedies generally.

     SECTION 4.3. No Violation. Neither the execution and delivery of this Agreement and the Related Documents by silverzipper and Purchaser, nor the performance by silverzipper or Purchaser of its respective obligations hereunder, will:

     (a) violate or result in any breach of any provision of silverzipper and Purchaser's certificate of incorporation or by-laws, respectively; or

     (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to silverzipper and Purchaser, respectively.

     SECTION 4.4. Consents and Approvals. Except as listed on Schedule 4.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any
Governmental Authority not heretofore delivered to Seller is necessary for silverzipper and Purchaser's respective consummation of the transactions contemplated herein.

     SECTION 4.5. Brokers' Fees and Commissions. Neither silverzipper nor Purchaser has employed any investment banker, broker, finder or intermediary, and such no fee or other commission is owed to any third party, in connection with the transactions contemplated herein except for JSB Associates, the fees of which are subject to a separate agreement between silverzipper and JSB Associates.

     SECTION 4.6 SEC Reports. Information included in Purchaser's reports filed with the Securities and Exchange Commission since July 1999 are accurate in all material respects.

     SECTION 4.7 Accuracy of Representations. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE V.
                                   COVENANTS

     SECTION 5.1. Conduct of Seller's Business Prior to the Closing. During the period from the date of this Agreement and to the Closing Date, Seller agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing, Seller shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted in all material respects. Seller agrees to promptly notify Purchaser within two (2) business days of any event or series of events which has resulted in any of the representations and warranties as to Seller being misleading in any material respect. Without limiting the generality of the foregoing, prior to the Closing, and except as expressly contemplated or permitted by this Agreement, Seller will not, without the prior written consent of Purchaser, take any action that would constitute a change which violates the terms of Section 3.8 hereof.

     SECTION 5.2. Access to Information. During the period from the date of this Agreement to the Closing, at reasonable times without causing unreasonable disruption to the Business, Seller shall give silverzipper and Purchaser and its authorized representatives full access to all personnel, offices and other facilities, and to all books and records of Seller (including, without limitation, Tax Returns and accounting work papers) and will permit silverzipper and Purchaser to make, and will fully cooperate with regard to, such inspections in order to conduct, among other things, interviews of individuals and visual inspections of facilities as Purchaser may reasonably require and will fully cooperate in such interviews and inspections and will cause Seller's officers to furnish to Purchaser such financial and operating data and other information with respect to the Business and the Assets as Purchaser may from time to time reasonably request. silverzipper and Purchaser agree that they will keep confidential all trade secrets and proprietary information of Seller ("Confidential Information") learned as a consequence of the transactions contemplated hereby, and will similarly cause its respective representatives and agents to maintain such confidentiality. This confidentiality provision shall survive the Closing and any termination of this Agreement, but shall become inoperative as to any Confidential Information (i) after the Closing, (ii) which is or becomes generally available to the public other than as a result of a disclosure by a party, or such party's representative, in violation of this confidentiality provision, (iii) which becomes available on a nonconfidential basis from a source other than the party to this Agreement furnishing the Confidential Information or any of its representatives, which source is entitled to disclose such information, or (iv) which was already known on a nonconfidential basis prior to its disclosure by Seller or its representatives. In the event of a breach or threatened breach of the confidentiality provisions of this Section 5.2 by silverzipper or Purchaser, Seller shall be entitled to institute legal proceedings to enforce the specific performance of this Section
5.2 and to enjoin silverzipper and Purchaser from any violation or further violation of this Section 5.2.

     SECTION 5.3. Maintenance of Employee and Customer Relations. During the period from the date of this Agreement to the Closing, Seller shall use all reasonable commercial efforts to retain the services and goodwill of its employees and to maintain the goodwill of its customers, and shall not take, nor permit any director, officer, employee, agent or independent contractor of Seller to take, any action (i) with respect to any employee, which action is intended to solicit, entice, persuade or induce such employee to terminate its employment with Seller which action is in contravention of the foregoing requirements, and (ii) with respect to its customers, which action is intended to cause its customers, to terminate or substantially diminish their business dealings with Seller which action is in contravention of the foregoing requirements.

     SECTION 5.4. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, fulfillment of the Conditions of Closing set forth in Article VI hereof. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement including, without limitation, the execution of additional instruments, the proper officers and directors of Purchaser and of Seller shall take all such necessary action.

     SECTION 5.5. Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein.

     SECTION 5.6. Public Announcements. silverzipper and Purchaser, on the one hand, and Seller, on the other hand, will consult with each other and will mutually agree upon the content and timing of any press releases or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or based upon the advice of counsel that such disclosure would be prudent under applicable securities laws, provided that such party shall devote its best efforts to inform the other party in advance as to the timing and contents of the proposed disclosure.

     SECTION 5.7. Confidentiality. For a period of five (5) years from the Closing Date, Seller shall not use, publish, or disclose to any other person any confidential or proprietary information comprising part of the Assets or relating to the Business or the transactions contemplated by this Agreement; provided, however, that the foregoing restrictions shall not apply to information: (a) that is necessary to enforce the rights of Seller under, or defend against a claim asserted under, this or any other agreement with Purchaser, (b) that is necessary or appropriate to disclose to any Governmental or Regulatory Authority having jurisdiction over Seller, or as otherwise required by law, or (c) that becomes generally known other than through a breach of this Agreement by Seller. Seller acknowledges that there is not an adequate remedy at law for the breach of this Section 5.7 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

     SECTION 5.8. Non-Competition. For a period of five (5) years after the Closing Date, the Seller shall not, directly or indirectly, (i) manufacture, market or sell any product or service which has the same or substantially the same form, function and primary application as any product or service manufactured, marketed or sold by the Seller on or prior to the Closing Date or
(ii) engage in any business competitive with the business of the Seller as conducted on the date hereof and on the Closing Date, in the United States or any other country in which the Seller conducted its business during the two years prior to the Closing Date. The parties hereto agree that the duration and geographic scope of the non-competition provisions set forth in this Section 5.8 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provisions are to that extent unenforceable, the parties hereto agree that the provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable. The parties intend that these non-competition provisions shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where these provisions are intended to be effective. The parties agree that damages are an inadequate remedy for any breach of these provisions and that the Purchaser shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of these non-competition provisions.

     SECTION 5.9. Disclosure Supplements. Prior to the Closing, Seller will promptly supplement or amend the Disclosure Schedule with respect to any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Seller contained in Article III hereof and for purposes of determining satisfaction of the conditions set forth in Section 6.2 hereof, the Disclosure Schedule delivered by Seller shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

     SECTION 5.10. Restrictions on Transfer of the Assets and Capital Stock. Seller agrees that prior to a termination under this Agreement pursuant to
Section 8.7 and Section 8.8 hereof it will not directly or indirectly sell, assign, transfer, give, pledge, encumber or otherwise dispose of any portion of the Assets. Seller shall not issue or declare any dividend or distribution of any kind in relation to its capital stock.

     SECTION 5.11. Employees Continued Association with the Business. Prior to Closing, Purchaser and Seller shall meet to discuss which, if any, of Seller's employees Purchaser shall make an offer of employment to and Seller shall facilitate and not interfere with Purchaser's employment of any such employees. Purchaser shall have no obligation to such employees for any compensation, benefits, severance, or similar items for or relating to the period on or prior to Closing, and Seller shall not be considered a third party beneficiary of any employment or benefits provided such employees, except as expressly set forth herein.

     SECTION 5.12. Notification of Certain Events. Seller shall notify Purchaser within two (2) business days in accordance with Section 8.4, of any event which could have a Material Adverse Effect on the Business or which would constitute a breach by Seller of its obligations hereunder.

     SECTION 5.13. Additional Employment Agreement. Seller shall not, without the written consent of Purchaser, amend the terms of any existing employment agreement to which Seller is a party or enter into any new employment agreement with any person.

     SECTION 5.14. Maintain Corporate Structure. Seller shall not merge, restructure or reorganize in any manner that shall have the effect of changing any aspect of, or ownership rights in, its capital stock including, but not limited to, creating appraisal rights or diluting Seller's shareholders' interest.

     SECTION 5.15. Rule 144. After closing, silverzipper shall remain current in its reporting under the Securities Exchange Act of 1934 and any successor statute and shall take such other actions as are reasonable and customary to permit the use of Rule 144 of the General Rules and Regulations promulgated under the Securities Act of 1933 by holders of restricted securities of silverzipper.


                                   ARTICLE VI.
                               CLOSING CONDITIONS

     SECTION 6.1. Conditions to Each Party's Obligations under this Agreement. Each party's obligations under Article I and Article II of this Agreement shall be subject to each of the Parties having obtained any and all approvals, consents, licenses, permits and authorizations from Governmental Authorities, in form and substance satisfactory to the other Party, necessary to permit such Party to perform its obligations hereunder, to consummate the transactions contemplated herein, and to continue to conduct the Business as presently conducted and in accordance with applicable Law.

     SECTION 6.2. Conditions to the Obligations of Purchaser. silverzipper and Purchaser's obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by silverzipper and Purchaser of the following conditions precedent:

     (a) Performance of Obligations of Seller. Seller's obligations shall have been duly performed in all material respects, and each of the representations and warranties of Seller contained in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and as of the Closing as if made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and Purchaser shall have received a certificate to that effect signed by an officer of Seller.

     (b) Secretary's Certificate. Purchaser shall have received from the Secretary of Seller, enclosing the certified certificate of incorporation and by-laws of Seller, corporate resolutions authorizing all of the transactions contemplated herein, and a good standing certificate of Seller dated as of a date reasonably close to the Closing Date.

     (c) Employment and Non-Compete Agreements. Employment and non-compete agreements substantially in the form attached hereto as Exhibits A and B, shall have been executed by Messrs. Adam Runsdorf and Brett Jaffy and delivered to Purchaser.

     (d) Contract Consents. Any and all requisite consents, waivers or authorizations from third parties required for the assumption by Purchaser of the Material Contracts listed on Section 3.12(a) of the Disclosure Schedule, the Ordinary Course Contracts and which are part of the Assumed Liabilities shall have been obtained without any adverse effect on the terms of such contracts.

     (e)  Changes  of Names of  Seller.  Purchaser  shall  have  received a duly executed amendment to the Articles of Incorporation of Seller, and all terminations or amendments to the foreign qualifications, registrations, fictitious names, doing business and similar filings, registrations or certificates of Seller deleting and removing any trademarks or trade names, referred to in Section 3.19 hereof of any variation of such trademarks or trade names, in each case in a form reasonably acceptable to Purchaser and suitable for filing with each applicable Governmental Authority.

     (f) Bill of Sale. Purchaser shall have received a Bill of Sale selling and transferring to Purchaser the Business and all of the Assets, executed by Seller and substantially in the form attached hereto as Exhibit C.

     (g) Financial Condition of Seller. At the time of the Closing, there shall be no default, or an event which with the passage of time and/or the giving of notice would constitute an event of default, under any Seller agreement related to the lending of money or capitalized lease obligations. This transaction shall have been consented to, as required by Seller's lenders, and there shall be no acceleration of any debt, or a change in the terms of such debt, because of this transaction.

     (h) Liabilities. On the Closing Date, the only liabilities of Seller shall be those incurred in the ordinary course of business. There shall be no material litigation pending or threatened.

     (i) Other Documents. Purchaser shall have received any such other documents or other materials it may reasonably request to consummate the transactions contemplated herein, including, without limitation, the legal opinion of Seller's counsel in a form reasonably acceptable to Purchaser.


     SECTION 6.3. Conditions to the Obligations of Seller. Seller's obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by Seller of the following conditions precedent:

     (a) Payment. Purchaser shall have delivered the Subject Shares as set forth in Section 2.2 hereof.

     (b) Performance of Obligations of Purchaser. Each of the Closing obligations of Purchaser shall have been duly performed, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and as of the Closing Date as though made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and Seller shall have received a certificate to that effect signed by an officer of Purchaser.

     (c) Secretary's Certificate. Seller shall have received from the Secretary of Purchaser, a certificate enclosing appropriate corporate resolutions authorizing Purchaser's performance of the transactions contemplated herein, and a good standing certificate of Purchaser dated as of a date reasonably close to the Closing Date.

     (d) Employment and Non-Compete Agreements. Employment and non-compete agreements substantially in the form attached hereto as Exhibits A and B, shall have been executed by the Purchaser and silverzipper and delivered to Messrs. Adam Runsdorf and Brett Jaffy.


     (e) Financial Condition of silverzipper. At the time of the Closing, there shall be no default, or an event which with the passage of time and/or the giving of notice would constitute an event of default, under any silverzipper agreement related to the lending of money or capitalized lease obligations. This transaction shall have been consented to, as required by silverzipper's lenders, and there shall be no acceleration of any debt, or a change in the terms of such debt, because of this transaction

     (f) Other Documents. Seller shall have received from Purchaser any such other documents or other materials Seller may reasonably request to consummate the transactions contemplated herein, including, without limitation, the legal opinion of Purchaser's counsel in a form reasonably acceptable to Seller.


                                  ARTICLE VII.
                          SURVIVAL AND INDEMNIFICATION

     SECTION 7.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement and the Related Documents shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of three (3) years following the Closing Date, and shall thereafter be of no further force or effect, except that the representations and warranties set forth in Section 3.13 (Employee Benefit Plans; Labor Relations), Section 3.14 (Taxes) and Section 3.15 (Environmental Matters). Additionally, the parties agree that the indemnification obligations set forth in this Article VII shall survive with respect to any Existing Litigation and as to any claims made within the applicable survival period until finally resolved. The representations, warranties, covenants, and agreements contained in this Agreement or in any certificate, schedule, document, or other writing delivered by or on behalf of any party pursuant hereto shall not be affected by any investigation, verification, examination or knowledge acquired or capable of being acquired by any other party hereto or by any person acting on behalf of any such other party.

     SECTION 7.2. Indemnification of silverzipper and Purchaser. From and after the Closing, Seller agrees to, indemnify, defend and hold harmless silverzipper and Purchaser and their respective directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "Purchaser Indemnified Party") from and against, and to promptly pay to or reimburse a Purchaser Indemnified Party for, any and all losses, damages and expenses (including, without limitation, reasonable attorneys' and other advisors' fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained by such Purchaser Indemnified Party relating to, caused by or resulting from:

     (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by Seller;

     (b) the operations and business of Seller through the Closing Date, to the extent such Losses do not constitute Assumed Liabilities; and

     (c) the Excluded Liabilities.

     SECTION 7.3. Indemnification of the Seller. From and after the Closing, Purchaser agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a "Seller Indemnified Party") from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from:

     (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by silverzipper and Purchaser contained herein or in any of the Related Documents;

     (b) the operation of the Business by Purchaser after the Closing; and

     (c) the Assumed Liabilities.

     SECTION 7.4. Indemnification Procedure for Third Party Claims Against Indemnified Parties.

     (a) In the event that subsequent to the Closing any Purchaser Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action, suit or proceeding by any entity who is not a party to this Agreement (a "Third Party Claim," which term also shall encompass all Existing Litigation) against such Indemnified Party, with respect to which Purchaser or Seller (the "Indemnifying Party"), as the case may be, are required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "Third Party Indemnification Notice"), to the Indemnifying Party. The Indemnifying Party shall have the right, upon delivering written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from an Indemnified Party of a Third Party Indemnification Notice, to conduct, at the Indemnifying Party's sole cost and expense, the defense against such Third Party Claim in the Indemnifying Party's own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to reasonably approve the defense counsel representing the Indemnifying Party, which approval shall not be unreasonably withheld.

     (b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 7.4(a) hereof, then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     (c) In the event that the Indemnifying Party delivers a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party. Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is entitled to indemnification hereunder. If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 7.4(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give at least ten (10) calendar days prior written notice to the Indemnified Party to that effect, setting forth in reasonable detail the terms and conditions of any such settlement (the "Settlement Notice"). If the Indemnified Party objects to such firm offer within ten (10) calendar days after its receipt of such Settlement Notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer described in the Settlement Notice, plus costs and expenses paid or incurred by the Indemnified Party up to the point such Settlement Notice had been delivered. If an Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article VII with respect to such Third Party Claim.

     (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order. Such indemnification shall be required to be made no later than the tenth day following the expiration of any period in which an appeal may be taken, and shall be satisfied by payment of the amount thereof by the Indemnifying Party in cash.

     SECTION 7.5. Failure to Give Timely Third Party Indemnification Notice. Any failure by an Indemnified Party to give a timely, complete or accurate Third Party Indemnification Notice as provided in this Article VII will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third Party Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise adversely affected or damaged as a result of such failure to give a timely, complete and accurate Third Party Indemnification Notice.

                  SECTION 7.6. Notice of Claims. In the case of a claim for indemnification other than pursuant to Section 7.4 hereof, upon determination by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, that it has a claim for indemnification, the Indemnified Party shall deliver notice of such claim (each, an "Indemnification Notice") to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification under Section 7.2 or Section 7.3 and the Indemnified Party's reasonable estimate of the dollar amount of such claim (the "Estimated Indemnification Amount"). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "Dispute Notice") that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period the Indemnifying Party shall be obligated to pay to the Indemnified Party in the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party.

     In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all legal remedies available under
Section 8.5.


                                  ARTICLE VIII.
                            MISCELLANEOUS PROVISIONS

     SECTION 8.1. Amendment and Modification; Waiver of Compliance. Neither silverzipper nor Purchaser, on the one hand, nor Seller, on the other hand, will be deemed as a consequence of any delay, failure, omission, forbearance or other indulgence of such party: (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (ii) to have modified or amended any of the terms of this Agreement, unless such modification or amendment is set forth in writing and signed by the party to be bound thereby. No single or partial exercise by Purchaser or Seller of any right or remedy will preclude any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

     SECTION 8.2. Validity. If any provision of this Agreement or the application of any such provision to any party hereto or any circumstances relating hereto shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

     SECTION 8.3. Parties in Interest. This Agreement shall not confer upon any other person any rights or remedies of any nature whatsoever.

     SECTION 8.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by facsimile (in each case with receipt verified) as follows:

                           (a)      If to Purchaser:

                                    Adam P. Runsdorf, CEO
                                    Greek Central.com, Inc.
                                    1141 South Roger's Circle, Ste. 3
                                    Boca Raton, FL  33487
                                    Facsimile:  (561) 391-0097

                                    With a copy to:

                                    Matthew Miller, Esq.
                                    Atlas Pearlman Trop & Borkson
                                    350 East Las Olas Boulevard
                                    Las Olas Centre, Ste. 1700
                                    Ft. Lauderdale, FL  33301
                                    Facsimile:  (954) 766-7800

                           (b)      if to Seller, to:

                                    Mr. Paul E. Palmeri, CEO
                                    silverzipper.com, Inc.
                                    350 Fifth Avenue
                                    New York, New York 10118
                                    Facsimile:  (212) 563-7098

                                    With a copy to:

                                    Stuart M. Sieger, Esq.
                                    Ruskin Moscou Evans & Faltischek   P.C.
                                    170 Old Country Road
                                    Mineola, New York  11501
                                    Facsimile:  (516) 663-6647

provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 8.4.

     SECTION 8.5. Governing Law; Consent to Jurisdiction.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law principles thereof. In the event of a controversy, an action or other proceeding shall be brought only in the federal and state courts sitting in the City, County and State of New York. Service shall be made in the same manner as notice is given hereunder. The party prevailing shall be entitled to recover its reasonable legal fees and expenses from the party not prevailing.

     SECTION 8.6. Entire Agreement. This Agreement and the Related Documents embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein and therein.

     SECTION 8.7. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

     (i) by mutual written consent of silverzipper, Purchaser and Seller;

     (ii) by Purchaser, if any of the representations or warranties of Seller contained herein are not in all material respects true, accurate and complete or if Seller breaches any covenant or agreement contained herein in any material respect and does not remedy the same upon ten (10) days' notice;

     (iii) by Purchaser, if any required third party consents of Seller are not obtained or become unobtainable at no cost to Purchaser and without any adverse effect on the terms of such third party agreements;

     (iv) by Seller, if any required third party consents of Purchaser are not obtained or become unobtainable at no cost to Seller and without any adverse effect on the terms of such third party agreements;

     (v) by Seller, if any of the representations or warranties of silverzipper and Purchaser contained herein are not in all material respects true, accurate and complete or if silverzipper and/or Purchaser breaches any covenant or agreement contained herein in any material respect and does not remedy the same upon ten (10) days' notice; or

     (vi) by either Purchaser or Seller, if the Closing has not taken place on or before March 1, 2000, unless the failure to consummate the Closing on or prior to such date is solely due to such party's fault.

     SECTION 8.8. Effect of Termination. In the event of a termination of this Agreement pursuant to Section 8.7, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto, and this Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders. Notwithstanding such termination and anything contained to the contrary herein, each party shall have the right to seek all legal remedies available under Section 8.5.

     SECTION 8.9. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that this Agreement may be assigned by Purchaser to an affiliated corporation or other affiliated entity. Upon any such assignment, such affiliate shall become a party to this Agreement and all references herein to Purchaser shall refer to such affiliate. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     SECTION 8.9.1. Costs. Each party shall bear its own costs and expenses in connection with the negotiation and preparation of this Agreement and their respective due diligence reviews whether or not the transactions contemplated by this agreement are consummated.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.


                                                      SILVERZIPPER.COM, INC.

                                                  By: /s/ Paul E. Palmeri
                                                      -------------------
                                                Name: Paul E. Palmeri
                                               Title: Chief Executive Officer

                                                     SILVERZIPPER INTERNET, INC.

                                                   By:/s/ Paul E. Palmeri
                                                      -------------------
                                                 Name: Paul E. Palmeri
                                                Title: Chief Executive Officer


                                                       GREEKCENTRAL.COM, INC.

                                                   By: /s/ Adam Runsdorf
                                                       -----------------
                                                 Name: Adam Runsdorf
                                                Title: President